Exhibit 99.3

Bonk, Inc. Acquires 51% Revenue Interest in $30M Revenue Generating Asset to Accelerate Strategy to Accumulate 5% Global BONK Supply

Company Utilizing New Majority Revenue Stream to Execute Aggressive Treasury Accumulation Strategy

SCOTTSDALE, AZ – December 3, 2025 (GLOBE NEWSWIRE) – Bonk, Inc. (Nasdaq: BNKK) today outlined the strategic objective behind its acquisition of a majority revenue interest in Bonk.fun: utilizing the asset, with an implied value of approximately ~$30 million, to accelerate the accumulation of 5% of the total circulating supply of BONK.

The 5% Target The Company has set a definitive target to become the largest institutional holder of BONK digital assets. The newly acquired 51% revenue stream serves as a strategic accelerator, providing the direct capital flow required to purchase and hold BONK assets at scale.

This accumulation strategy is supported by the platform’s proven ability to generate massive liquidity during bull markets. For context, in July 2025, Bonk.fun generated approximately $30 million in revenue. By capturing the majority of such flows during future market upcycles, Bonk, Inc. positions itself to rapidly acquire the target supply.

Upcoming Product Launches To further support this expanded revenue model, Bonk, Inc. confirmed that two additional products are scheduled to begin feeding revenue into the product by the end of December. These products are designed to integrate directly with the BONK ecosystem, creating new utility and additional revenue channels that will flow to the Company, further expediting the treasury accumulation strategy.

Leadership Commentary Mitchell Rudy (a.k.a. Nom), a BONK core contributor and Board Director, commented on the Company’s aggressive accumulation roadmap:

“As a core contributor, I see Bonk, Inc. evolving into the definitive economic engine of the BONK ecosystem. By organizing a majority 51% revenue interest, we are effectively supercharging the Company’s ability to solidify a dominant position in BONK supply. This provides the immediate, non-dilutive firepower needed to execute our accumulation strategy at full speed. We are building a fortress balance sheet that locks in long-term value, and the market’s renewed confidence confirms that our shareholders see exactly what we are building: an unmatchable public vehicle for digital asset growth.”

About Bonk, Inc. Bonk, Inc. (Nasdaq: BNKK) is a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem. Through its subsidiary BONK Holdings LLC, the Company executes a strategy focused on acquiring revenue-generating assets within the DeFi space. The Company also operates a growing beverage division holding the patented Sure Shot and Yerbaé brands.

Investor Relations Contact: Phone: 888.257.8061 Email: investors@bonkdat.com

Forward-Looking Statements: This press release contains forward-looking statements. Such statements are subject to risks and uncertainties, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK digital assets, the operational success of the beverage division, market volatility, and other risks detailed in Bonk, Inc.’s filings with the Securities and Exchange Commission.